Exhibit 10.9
December 22, 2010
Wayne P. Hall
777 Post Oak Boulevard, Suite 910
Houston, Texas 77056

Re:	Agreement and General Release
Dear Wayne:
     You are resigning your employment with Magnum Hunter Resources Corporation (the “Company”) effective as of December 31, 2010. You and the Company have reached an agreement concerning certain issues relating to your employment and the termination of your employment. It is, therefore, appropriate that we record our understanding of these agreements, which are set forth herein.
     This letter, then, states the mutual agreement of the Company (for itself, its predecessors, successors, affiliates, partial affiliates, shareholders, officers, directors, agents, representatives, and employees, all individually and in their official capacities), on the one hand, and you, Wayne P. Hall (for yourself, your spouse, executors, heirs, beneficiaries, representatives, personal representatives, successors, assigns, legatees, and anyone claiming by or through you), on the other hand, regarding the termination of your employment with the Company, as follows.
     A. Your Agreements.
     By signing this letter, which is an agreement and general release (this “Agreement”), you knowingly and voluntarily acknowledge, agree to and represent and warrant the following, effective as of December 31, 2010:
     1. You hereby resign as a director, officer and employee of the Company, and in all other capacities with respect to the Company and its affiliates, all effective as of the close of business on December 31, 2010.
     2. You agree that certain payments to be made to you by the Company hereunder are monies and benefits to which you are not entitled under any policy or custom of the Company and that such payments constitute full and fair consideration for the agreements, restrictions, representations, warranties, and waivers of rights and claims and the releases stated in this Agreement; that you have not assigned to any other person or entity any of the rights and claims waived and released in this Agreement; that you have full right and authority to grant the waivers and releases in this Agreement; and that there are no third party claims or liens to which such payments under this Agreement may be subject.
     3. This Agreement and the terms stated herein are agreed upon as an amicable resolution of all matters arising between the Company and you, and nothing in this Agreement shall constitute or be construed as an admission of any wrongdoing or liability on your part or on the part of the Company.
     4. You have turned over to the Company all property belonging to the Company (including trade secrets and all other confidential and proprietary information; computer passwords, files, and computer discs; documents, notes, correspondence, and other papers; keys; and all Company issued equipment). You have not and will not damage or make copies of any Company property. If you should find yourself in possession of any property of the Company, you will return such property to the Company immediately.
     5. You will not make any statements about the Company or its affiliates or any of their respective officers, directors, managers or employees which could be construed by a reasonable person as negative. Nothing contained in this paragraph is intended to prevent you from testifying truthfully in any legal proceeding;
     6. You reaffirm all your continuing agreements and obligations in your Employment Agreement executed by you on May 27, 2008, effective as of June 1, 2007 (the “Employment Agreement”), including your continuing agreements and obligations in Article VI (Protection of Confidential Information), Article VII (Non-Competition and Non-Solicitation Obligations) and Article VIII (Dispute Resolution) thereof, as changed pursuant to Paragraph B.5. below. These continuing agreements and obligations remain in full force and effect.
     7. To the full extent permitted by law, you (for yourself, your spouse, executors, heirs, beneficiaries, representatives, personal representatives, successors, assigns, legatees, and anyone claiming by or through you), upon signing this Agreement, do immediately, completely, knowingly and voluntarily release and forever discharge, and waive any right to recover from the Company (including its predecessors, successors, affiliates, and partial affiliates, and all its and their respective shareholders, agents, insurers, representatives, and current and former employees, managers, officers, and directors, all individually and in their official capacities) from and with respect to any and all claims relating to or arising from your employment or other service and termination of employment or other service with the Company or its affiliates and any act that has occurred whether as of or prior to the date of the execution of this Agreement in connection with any service that you may have rendered or may have been requested to render to or on behalf of the Company or its affiliates at any time; and this release shall be construed as broadly as possible and shall include without limitation any (1) contractual or other claims of employment, benefits, or payment you may have, if any; (2) claims, if any, arising out of or in connection with the initiation, termination or existence of your employment relationship with the Company or its affiliates or any service performed on behalf of the Company or its affiliates; (3) claims, if any, regarding wages and/or compensation in any form whatsoever, vacation, leaves, bonuses, commissions, monies, perquisites, benefits, severance, or any other item attributable to or arising in connection with your employment or other service with the Company or its affiliates; and (4) without limitation, claims, if any, arising under the following:
•	The Age Discrimination in Employment Act of 1967, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Fair Labor Standards Act of 1938, as amended;

AGREEMENT AND GENERAL RELEASE	PAGE 2

•	The Family and Medical Leave Act of 1993;

•	The Employee Retirement Income Security Act of 1974 (ERISA), as amended (non-vested rights);

•	The Sarbanes-Oxley Act of 2002;

•	The Occupational Safety and Health Act of 1970 (OSHA), as amended;

•	The National Labor Relations Act (NLRA), as amended;

•	The Immigration Reform and Control Act (IRCA), as amended;

•	The Uniformed Services Employment and Reemployment Rights Act;

•	The Employee Polygraph Protection Act;

•	Texas Labor Code § 21.001, et seq. (Texas Employment Discrimination);

•	Texas Labor Code § 61.001, et seq. (Texas Pay Day Act);

•	Texas Labor Code § 62.002, et seq. (Texas Minimum Wage Act);

•	Texas Labor Code § 401.001, et seq. specifically § 451.001 formerly codified as Article 8307c of the Revised Civil Statutes (Texas Workers’ Compensation Act and Discrimination Issues) (Retaliation);

•	Texas Genetic Information and Testing Law;

•	Texas Communicable Disease Law;

•	Texas Voting Leave Law;

•	Texas Political Activity Leave Law;

•	Texas Jury Duty Leave Law;

•	Texas Court Attendance and Witness Duty Leave Law;

•	Texas Emergency Evacuation Volunteers Law;

•	Texas Military Leave and Re-Employment Rights Law;

•	Texas Coercion of Employee Trade Law;

•	Texas Labor Relations Laws;

•	Dallas, Texas Code of Ordinance Chapter 15B, §§ 15B-1 through 15B-6; Chapter 46, § 46-1 through 46-13;

•	any other federal, state or local civil or human rights law or other local, state or federal law, regulation or ordinance;

•	any public policy, contract, tort, or common law (including without limitation those relating to fraud, whistleblower, retaliation, negligent or intentional conduct of any nature); or

•	any allegation for damages, costs, fees, or expenses, including expert witness and attorneys’ fees incurred in these matters; provided that nothing in this Paragraph A.7. shall be deemed to (i) release the Company from its obligations under Paragraph B below or (ii) affect any rights you may have as a former officer or director of the Company under any D&O insurance policies of the Company or to indemnification under the Company’s organizational documents.
     8. You agree not to prosecute any claims this Agreement purports to cover, except to the extent that you seek to contest the validity of your waiver of rights under the Age Discrimination in Employment Act.

AGREEMENT AND GENERAL RELEASE	PAGE 3

     9. You will not disclose either the fact of or the terms of this Agreement except as may be required to comply with applicable law or to an attorney or tax consultant with whom you choose to consult regarding your consideration of this Agreement.
     10. You have received all vacation, leaves, wages, commissions, bonuses, monies, benefits, perquisites, severance and whatever else of any nature you contend or may contend are due to you from the Company and that you have made reasonable efforts to understand fully the terms of this Agreement, including the nature and extent of the claims released, and that you are freely and knowingly, after adequate consideration, agreeing to its terms.
     11. The Company has made no representations to you concerning the taxable status of any payments made under this Agreement; you are solely responsible for tax liability, if any; and you will indemnify and defend the Company in connection with any tax liability for such payments.
     12. You acknowledge that you have twenty-one (21) days to consider this Agreement, but you may execute the Agreement at any time during that twenty-one (21) day consideration period. After executing the Agreement, you further acknowledge that you have seven (7) days in which to revoke your acceptance of the Agreement by notifying the Company of your desire to revoke; provided, however any such revocation must be in writing and received by the Company at its headquarters (sent to the attention of the Senior Vice President and General Counsel) by the close of business on such seventh (7th) day. You further acknowledge you have been informed of your right to consult with counsel regarding this Agreement and have been provided ample time to do so.
     B. Company Agreements.
     By signing this Agreement, the Company agrees to the following:
     1. You shall continue to receive your regular base salary, at the rate in effect on the date hereof, through December 31, 2010, payable in accordance with the Company’s standard payroll practices.
     2. You shall continue to receive your regular employee benefits, as in effect on the date hereof, through December 31, 2010, in accordance with the policies, practices and procedures of the Company.
     3. You shall be entitled to receive reimbursement, in accordance with the Company’s current practices, for all reasonable out-of-pocket expenses incurred by you in performing your customary duties and responsibilities as an officer or employee of the Company through December 31, 2010.
     4. You shall be entitled to receive a payment from the Company in the amount of $100,000, less applicable withholdings, representing a combination severance payment and performance bonus for 2010, which shall be payable to you in a lump sum in cash on or before the last to occur of (i) the eighth (8th) day after you have signed and not revoked this Agreement and (ii) December 31, 2010.

AGREEMENT AND GENERAL RELEASE	PAGE 4

     5. Solely for the purposes of Paragraph 7.1(a) of the Employment Agreement, (i) the term “Business Territories” shall mean the lands overlying the Eagle Ford, Marcellus and Bakken formations, in whatever states or counties such formations exist or are found to exist, and all basins and formations below the surface of such lands, and (ii) the “Non-Compete Period” shall expire at the close of business on June 1, 2011.
     6. All outstanding Company stock options held by you as of December 31, 2010, shall, to the extent vested and exercisable at December 31, 2010, remain exercisable in full for the period ending on the respective expiration dates of such stock options, subject to the provisions of the Company’s Amended and Restated Stock Incentive Plan (“Vested Stock Options”). All outstanding Company stock options held by you as of December 31, 2010, shall, to the extent not vested or exercisable at December 31, 2010, terminate on such date.
     7. You shall have the right to transfer all or any portion of your Vested Stock Options in accordance with, and subject to the requirements of, the provisions of Section 14.3(c) of the Company’s Amended and Restated Stock Incentive Plan, without further permission of the Company’s Compensation Committee. It is understood and agreed that no such transfer shall affect the expiration date of the transferred Vested Stock Options, which shall continue to remain exercisable in full for the period ending on the respective expiration dates of such options, subject to the provisions of the Company’s Amended and Restated Stock Incentive Plan.
     C. General.
     The parties agree that this Agreement is performable in Texas and shall be interpreted in all respects under the laws of the State of Texas (excluding its choice of law rules) and jurisdiction and venue (location of any lawsuit) shall be solely in Harris County, Texas.
     THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND THE GENERAL RELEASE LANGUAGE HEREIN AND DESIRE TO ENTER INTO THIS AGREEMENT. HAVING ELECTED TO SIGN THIS AGREEMENT AND RECEIVE THE CONSIDERATION DESCRIBED HEREIN, WAYNE P. HALL FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE COMPANY AND THOSE PERSONS AND ENTITIES DESCRIBED IN PARAGRAPH 6 ABOVE AS OF THE DATE WAYNE P. HALL SIGNS THIS AGREEMENT.

AGREEMENT AND GENERAL RELEASE	PAGE 5

SIGNATURE PAGE TO
AGREEMENT AND GENERAL RELEASE
     IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement on the date set forth below.

Wayne P. Hall

Date

Magnum Hunter Resources Corporation
By:
Name:
Title:

Date

AGREEMENT AND GENERAL RELEASE